Exhibit 10.1

G-III Apparel Group, Ltd.
2015 long-term INCENTIVE PLAN
restricted stock unit agreement

AGREEMENT, made as of the 27th day of January, 2017 (the “Effective Date”), between G-III APPAREL GROUP, LTD. (the “Company”) and __________________ (the “Participant”), pursuant to the G-III Apparel Group, Ltd. 2015 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are used but not defined in this Agreement shall have the meanings given to them by the Plan.

1.          Restricted Stock Unit Award. In accordance with the Plan, the Company hereby grants to the Participant ______ restricted stock units (“RSUs”). Each RSU represents the right to receive one share of the Company’s common stock (a “Share”), subject to the terms and conditions of this Agreement and the Plan.

2.          Vesting Conditions. Subject to attainment of the performance criteria set forth below, the Participant’s right to receive the Shares covered by this Agreement shall become vested in two equal annual installments on each of January 27, 2019 and 2020, subject to the Participant’s continuous employment or other service with the Company or its subsidiaries through the applicable vesting date. The Participant shall have no right to receive any Shares under this Agreement unless and until both of the following performance criteria shall have been attained:

(a) First Performance Criteria. The first performance criteria is satisfied if (i) the amount of the Company’s consolidated earnings before interest and financing charges, net, and income tax expense and including pretax equity gain (loss) in unconsolidated affiliates of the Company (“G-III EBIT”) for the fiscal year ending January 31, 2019, subject to certain adjustments (the “Adjustments”) for non-recurring items as set forth in the minutes of the meeting of the Committee approving (the “Approval”) the grant subject to this Agreement, is at least 25% greater than the amount of the Company’s EBIT for the fiscal year ending January 31, 2017, subject to the Adjustments and excluding the results of the Donna Karan business for such fiscal year (“Adjusted Fiscal 2017 G-III Core EBIT”) or (ii) if the performance criteria in clause (i) is not satisfied, G-III EBIT for the fiscal year ending January 31, 2020, subject to the Adjustments, is at least 50% greater than the Adjusted Fiscal 2017 G-III Core EBIT.

(b) Second Performance Criteria. The second performance criteria is satisfied if (i) during any period of twenty consecutive trading days beginning on the Effective Date and ending on January 31, 2019, the average closing price per share of the Company’s common stock on the Nasdaq Global Select Market is at least $30.30 or (ii) if the stock price performance criteria in clause (i) is not satisfied, during any period of twenty consecutive trading days beginning after January 31, 2019 and ending on or prior to January 31, 2020, the average closing price per share of the Company’s common stock on the Nasdaq Global Select Market is at least $31.5625.

All determinations with respect to the satisfaction of both performance criteria shall be made by the Committee and shall be in accordance with the terms set forth in the Approval. For the avoidance of doubt, the time-based vesting percentages will be cumulative prior to the attainment of both performance criteria, such that, if the performance criteria are attained and the Participant is then still in the continuous employ or service of the Company, then, upon the attainment of both performance criteria, the Participant's vested percentage in the Shares covered by the award will be equal to the vested percentage that would have been earned as of the date the performance criteria are attained if vesting had been determined as of that date solely in accordance with the above time-based vesting schedule.

3.          Settlement of RSUs If and when RSUs become vested, the Participant will have the right to receive a corresponding number of whole Shares from the Company in full settlement of such vested RSUs. Such Shares will be issued and delivered in certificated or electronic form as soon as practicable (but not more than 60 days) after the applicable RSU vesting date, subject to any applicable tax withholding and other conditions set forth in the Plan, this Agreement and/or applicable law.

4.          Termination of Employment or Service. Upon the termination of the Participant’s employment or other service with the Company and its subsidiaries, any unvested RSUs then covered by this Agreement shall be canceled and the Participant shall have no further rights with respect thereto.

5.          No Rights as a Shareholder. The Participant shall have no ownership or other rights of a stockholder with respect to Shares underlying the RSUs (including any right to receive dividends or to vote such Shares) unless and until such Shares are issued to the Participant in settlement of vested RSUs.

6.          Tax Withholding. Prior to any settlement of vested RSUs, the Participant shall be required to pay or make adequate arrangements satisfactory to the Company for the payment of all applicable tax withholding obligations. The Participant hereby authorizes the Company to satisfy all or part of the amount of such tax withholding obligations by deducting such amount from cash compensation or other payments that would otherwise be owed to the Participant. The Committee, acting in its sole discretion and pursuant to applicable law, may permit the Participant to satisfy any such tax withholding obligations with Shares that would otherwise be issued to the Participant in settlement of vested RSUs, and/or with previously-owned Shares held by the Participant. The amount of the Participant’s tax withholding obligation that is satisfied in Shares, if any, shall be based upon the Fair Market Value of the Shares on the date such Shares are delivered or withheld.

7.          Restrictions on Transfer. Except as otherwise permitted by the Committee acting in its discretion under the Plan, the RSUs and the Participant’s right to receive Shares in settlement of vested RSUs may not be sold, assigned, transferred, pledged or otherwise alienated or disposed of (except by will or the laws of descent and distribution), and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

8.          No Other Rights Conferred. Nothing contained herein shall be deemed to give the Participant a right to be retained in the employ of the Company or any affiliate or affect the right of the Company and its affiliates to terminate or amend the terms and conditions of the Participant’s employment.

9.          Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.

10.        Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.        Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

12.        Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

13.        Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

G-III APPAREL GROUP, LTD.

By:

Participant

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